UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

CROWN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-50189	75-3099507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Crown Way, Philadelphia, PA		19154-4599
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code      215-698-5100

_________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

�   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

�   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

�   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

�   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.05.  COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

Item 9.01   FINANCIAL STATEMENTS AND EXHIBITS

SIGNATURE

INDEX TO EXHIBITS

Item 2.05  Costs Associated With Exit or Disposal Activities

On November 12, 2008, the Company issued a press release, attached hereto as Exhibit 99, announcing the planned closure of two Canadian plants, a food can plant in Dorval and a beverage can and crown plant in Montreal.  The plants are expected to close during the first quarter of 2009.  As a result of the planned closures, pre- and post-tax charges of approximately $21 million and $4 million will be recorded in the fourth quarter of 2008 and during 2009, respectively.  Of the charges in 2008 and 2009, $10 million is for employee severance, pension and other employee benefit costs, $11 million is for the write down to net realizable value of certain fixed assets and related spare parts and $4 million is for other exit costs.  An additional amount estimated in the range of $20 to $26 million will be recorded when regulatory approval is received for the settlement of related pension plan obligations.  The net cash cost of the closures, after anticipated proceeds from the sale of property of $7 million, is expected to be approximately $13 million.  The Company anticipates annual cost reductions of approximately $11 million.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

The following is furnished as an exhibit to this Report.

99  Crown Holdings, Inc. press release dated November 12, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN HOLDINGS, INC.

By:	/s/ Thomas A. Kelly
Thomas A. Kelly
Vice President and Corporate Controller

Dated:  November 13, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

99.	Press release, dated November 12, 2008, issued by Crown Holdings, Inc.